Exhibit 10.17

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated May 13, 2010, is entered into by and among SeaCube Container Leasing Ltd., a Bermuda exempted company (“SeaCube”), Container Leasing International, LLC, a New York limited liability company (“CLI” and together with SeaCube, the “Company”), and Joseph Kwok (the “Executive”).

WHEREAS, the Executive previously entered into a Management Shareholder Agreement with Seacastle Operating Company, Ltd. (f.k.a. FIF III CLI Holding Limited) and CLI, dated October 1, 2006, pursuant to which the Executive serves as the Chief Executive Officer of CLI (the “Original Agreement”); and

WHEREAS, the parties mutually desire to terminate the Original Agreement with regard to the subject matter hereof and enter into this Agreement, effective as of May 13, 2010 (the “Effective Date”), which sets forth the terms and conditions of the Executive’s employment with the Company as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Certain Terms of Employment.

(a)           Position and Duties.  While employed hereunder, the Executive shall serve as the Chief Executive Officer of SeaCube and CLI, and in such position shall have the duties, responsibilities and authority commensurate with the status of a chief executive officer of an entity of similar size and stature of the Company and shall render services consistent with such position.  In all cases, the Executive shall be subject to the supervision and authority of, and shall report to the Board of Directors of SeaCube (the “Board”).  While employed by the Company, the Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to (i) the performance of his duties as Vice Chairman of Seacastle Ships Holdings, Inc. (“Ships”) (to which the Executive shall devote no more than 20% of his working time), pursuant to the Employment Agreement by and between the Executive and Ships, dated as of the date hereof (the “Ships Agreement”), and (ii) periods of vacation and sick leave to which he is entitled in accordance with the Company’s policies as in effect at such time, and the Executive shall use his best efforts in such endeavors and shall not engage in activities that substantially interfere (individually or in the aggregate) with such performance.  The Executive agrees to discharge his duties as Chief Executive Officer of SeaCube and CLI diligently, faithfully and in the best interests of the Company.  Notwithstanding the foregoing or anything else contained in this Agreement, the Company retains the right to terminate the Executive’s employment at any time for any reason or no reason (and whether or not for Cause (as defined below)).  The Executive is an “at will” employee, and this Agreement is not a contract for employment for any specific period of time.

(b)           Base Salary.  As compensation for the Executive’s services as Chief Executive Officer of SeaCube and CLI, the Company shall pay the Executive a base salary (the “Base Salary”) while employed by the Company at a rate of US$350,000 per year.  The Base Salary shall be paid to the Executive in accordance with (and at such times as) the usual payroll practices of the Company in effect from time to time.

(c)           Performance Bonus.  In addition, the Executive shall, subject to the other terms of this Section 1(c) and Section 1(d), be paid a discretionary performance bonus (a “Performance Bonus”) in respect of the year ending December 31, 2010 and each calendar year thereafter in which the Executive is employed by the Company for the entirety of such calendar year.  In order to be eligible to receive payment of any Performance Bonus, the Executive must be an active employee at, and not have given or received notice of termination or resignation of employment (except for Good Reason (as defined below)) prior to, the time of payment of any such Performance Bonus (which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of the Company in effect at such time, but no later than March 15 of the immediately subsequent calendar year); provided, however, that, if the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, and any Performance Bonus has been earned with respect to a completed calendar year but not yet paid at the time of such termination, any such Performance Bonus shall be paid as soon as practicable following such termination, but no later than March 15 of the calendar year immediately following the completed calendar year in which the bonus was earned.  While the target range for any Performance Bonus will be between US$250,000 and US$400,000, the exact amount of any Performance Bonus payable to the Executive in respect of any calendar year shall be at the sole discretion of the Compensation Committee of the Board, taking into account the success of the Company as a whole as well as the contribution of the Executive to that success (based upon performance targets established by the Compensation Committee of the Board within 90 days after the beginning of each calendar year, commencing with 2011).  Payment of any Performance Bonus to the Executive in any given year shall not entitle the Executive to additional compensation or a Performance Bonus (or any other bonus) in or in respect of any subsequent year.  The Executive acknowledges and agrees that, except as otherwise provided herein and in the Ships Agreement, he shall not be entitled to any additional bonus payment from the Company or any of its affiliates.

(d)           Bonus Restricted Shares.  As determined by the Company in its sole discretion, up to fifty percent (50%) of any Performance Bonus may be granted as common shares (“Shares”) of SeaCube (the “Bonus Restricted Shares”) by March 15 of the calendar year immediately following the calendar year in which such Performance Bonus was earned.  The number of Bonus Restricted Shares (if any) to be granted to the Executive for a performance year shall equal (i) the product of (A) the aggregate dollar amount of the Performance Bonus (if any) for such year and (B) the percentage of such Performance Bonus (if any) determined by the Company in its sole discretion to be paid in Shares (which in no event shall be greater than fifty percent (50%) of the value of the Performance Bonus), divided by (ii) the Fair Market Value (as defined below) per Share on the date of grant (which such quotient shall be rounded up or down, as applicable, to the nearest whole number).  The Bonus Restricted Shares will be subject to the terms and conditions of the SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan, or another equity incentive plan of SeaCube as in effect on the date of such grant (if any), and a definitive grant agreement by and among SeaCube, CLI and the Executive, which will provide, among other things, that one-third (1/3) of the Bonus Restricted Shares granted with respect to a performance year shall vest on each of the first three anniversaries of the date of grant of such Bonus Restricted Shares, generally subject to the Executive’s continued employment with the Company on the applicable vesting date.

(e)           Employee Benefits.  While employed by the Company, the Executive will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs (excluding any bonus, incentive and severance plans and programs) maintained from time to time for the Company’s employees generally, in accordance with the terms thereof in effect from time to time.  For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of the Company or any affiliate thereof (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law.

(f)            Severance Benefits.  If, other than due to death or Disability, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination is a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), upon the Executive’s execution of a general release of claims in a form satisfactory to the Company, and the expiration of the applicable revocation period, within sixty (60) days following the date of termination (the “Release Effectiveness Date”), the Company shall pay the Executive an amount in cash equal to one (1) year of Base Salary as in effect on the date of such termination.  Such amount shall be paid in equal monthly installments during the one-year period following the Release Effectiveness Date, commencing on the first payroll date to occur after the sixtieth (60th) day following the date of termination, provided that the first such payment shall consist of all amounts payable to the Executive pursuant to this Section 1(f) between the date of termination and the first payroll date to occur after the sixtieth (60th) day following the date of termination.

(g)           Certain Definitions.  For the purposes of this Agreement, the following terms have the respective meanings set forth below:

(i)            An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(ii)           A termination for “Cause” shall mean termination of the Executive’s employment with the Company and its subsidiaries as a result of any of the following:

(a)           the Executive commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any of its affiliates, including, but not limited to, falsifying any documents or agreements (regardless of form); or

(b)           the Executive materially violates any rule or policy of the Company or any of its affiliates (I) for which violation an employee may be terminated pursuant to the written policies of the Company or any of its affiliates reasonably applicable to such an employee or (II) which violation results in material damage to the Company or any of its affiliates or (III) which, after written notice to do so, the Executive fails to correct within a reasonable time; or

(c)           the Executive willfully breaches or habitually neglects any material aspect of the Executive’s duties assigned to the Executive by the Company or any of its affiliates, which assignment was reasonable in light of the Executive’s position with the Company or its subsidiaries (all of the foregoing duties, “Duties”); or

(d)           the Executive fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company or any of its affiliates or the operations of any of them; provided, that, for purposes of this clause (d), such a material adverse impact will be solely determined with reference to the Executive’s Duties and his annual compensation pursuant to this Agreement; or

(e)           the Executive materially fails to comply with a direction from the Board or the board of directors (or similar body) of any of the Company’s affiliates with respect to a material matter, which direction was reasonable in light of the Executive’s position with the Company or its affiliates; or

(f)            while employed by the Company or its subsidiaries, and without the written approval of the Board, the Executive performs services for any other corporation or person which competes with the Company or any of its affiliates or otherwise violates Sections 2 or 3 hereof; or

(g)           the Executive is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(h)           any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Executive knew or reasonably should have known, adopted in good faith by the Board or the board of directors (or similar body) of any of the Company’s affiliates from time to time but prior to such action or condition; or

(i)            any willful breach by the Executive of his fiduciary duties as a director of SeaCube, CLI or any of their respective affiliates.

In the event that there is a dispute between the Executive and the Company as to whether “Cause” for termination exists:  (x) such termination shall nonetheless be effective and (y) such dispute shall be subject to arbitration in New York, New York using the commercial rules of the American Arbitration Association.

(i)            “Change of Control” means an event or series of events by which Seacastle Operating Company Ltd. (“Operating”) directly or indirectly legally or beneficially owns less than 50% of the voting stock (or other equity interest) of SeaCube, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of SeaCube; provided, however, that a “Change of Control” shall not be deemed to occur:

(a)           upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving SeaCube, including the sale of all or substantially all of the assets of SeaCube (each, a “Business Combination”), if Operating collectively (I) directly or indirectly legally or beneficially owns at least 30% of the voting stock (or other equity interest) of SeaCube or the surviving/acquiring entity, as the case may be, and (II) continues to be the largest shareholder (or other holder of equity) of SeaCube or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or

(b)           (I) upon an IPO (without regard to the percentage of voting stock (or other equity interest) of SeaCube directly or indirectly legally or beneficially owned by Operating immediately after such IPO) or (II) without limiting clause (I), if at any time following an IPO, Operating collectively directly or indirectly legally or beneficially owns at least 30% of the voting stock (or other equity interest) of SeaCube and is the largest shareholder (or other holder of equity) of SeaCube.

(iii)          “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan, or disability plan, covering employees of the Company or any of its affiliates.

(iv)          “Fair Market Value” of each Share shall be determined as of the time of the event requiring valuation of Shares hereunder by the Board in good faith; provided, however, that such determination shall be based upon SeaCube as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement or because they constitute only a minority interest in SeaCube.

(v)           The Executive will be treated as having terminated his employment with the Company for “Good Reason” if the Executive resigns as an employee of the Company following the sixtieth (60th) day after the occurrence of any of the following events, which has not been cured within thirty (30) days of the Executive providing written notice of such event(s) to the Company:

(a)           a material reduction in the Executive’s title; or

(b)           the failure by the Company to pay the Executive the Base Salary or Performance Bonus when required to be so paid pursuant to the terms of this Agreement; or

(c)           a material reduction in the Base Salary; or

(d)           a relocation of the Executive’s principal place of work to a location more than thirty-five (35) miles away from the location of the Executive’s principal place of work immediately prior to such resignation by the Executive; provided, however, a requirement by the Company that the Executive’s principal place of work be moved to either San Francisco, California or Singapore shall not entitle the Executive to resign for Good Reason; or

(e)           during the one-year period following a Change of Control, the failure of any successor to the Company, whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in writing delivered to the Executive, the obligations of the Company under this Agreement.

(vi)          “IPO” means a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offer and sale of SeaCube common shares (or other equity interest) for the account of SeaCube to the public generally in which the net proceeds to SeaCube are not less than US$50,000,000.

2.             Restrictive Covenants.  The Executive acknowledges that during the period of his employment with the Company he shall have access to secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company and its affiliates.

(a)           Noncompetition; Nonsolicitation.  The Executive agrees that during the period of his employment with the Company or any of its subsidiaries or affiliates and for the one (1) year period immediately following termination of such employment (whether as a result of termination for Cause, termination other than for Cause, resignation (with or without Good Reason), death, Disability or otherwise), the Executive shall not:

(i)            directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by the Company or any of its affiliates, or any business that the Company or any of its affiliates proposes to engage in or conduct, at such time, including the business of owning, leasing (as lessor, sublessor, lessee or sublessee) or managing containerships, shipping containers or intermodal chassis; or

(ii)           directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any of its affiliates or any person who within six months before had been a nonclerical employee of the Company or any of its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii)          directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any of its affiliates to terminate such agency or business relationship.

Nothing contained in this Agreement shall limit or otherwise affect the ability of the Executive to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with the Company or any of its affiliates, provided that such investment is a passive investment and such Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.  In the event that Executive inadvertently accumulates more than 1.0% of such competitive entity, provided Executive gives the Company immediate written notice thereof and divests himself of such passive investment within thirty (30) days of his accumulating more than 1% of such competitive entity, the Company will not seek any other relief for violation of this provision.

(b)           Disparaging Comments.  The Executive and the Company agree that both during and after the Executive’s employment with the Company or any of its affiliates, the Executive and the Company shall not make any disparaging or defamatory comments regarding the other (including the Company’s subsidiaries or affiliates), or make any disparaging or defamatory comments concerning any aspect of the termination of the employment relationship.  The obligations of the Executive and the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 2 shall limit any common law or statutory obligation that the Executive may have to the Company or any of its affiliates.  For purposes of this Section 2 and Section 3, “the Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Executive’s employer as a result of any acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company, including the sale of all or substantially all of the assets of the Company, or any reorganization or restructuring of the Company for any reason.  the Company shall be entitled, in connection with tax planning or other reasons, to terminate the Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Executive’s employment relationship with such entity mutatis mutandis.

3.             Confidentiality.  During employment and following termination of employment, the Executive will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates (i) obtained by the Executive during employment by the Company or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry.  The Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In the event the Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Executive will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law.  the Company agrees to reimburse Executive for all reasonable expenses actually incurred and paid in connection with such cooperation, including reasonable attorneys’ fees for separate counsel for Executive, which counsel Executive may select in his sole reasonable discretion.  Upon termination of employment with the Company and its affiliates, or at any time as the Company may request, the Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate of the Company, the Executive or a third party) relating to the Company, an affiliate of the Company or any of their businesses or property which the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive as a participant in any employee benefit plan, policy or program of the Company or any of its affiliates or any agreement by and between the Executive, and the Company or any of its affiliates with regard to the Executive’s employment or severance.

4.             Notices.  All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a)           if to the Executive, at the address of the Executive in the Company’s personnel records or at such other address as provided in writing to the Company or at such other place as the Executive shall have designated by notice as herein provided to the Company; and

(b)           if to the Company, at SeaCube Container Leasing Ltd., 1 Maynard Drive, Park Ridge, NJ 07656, Attention: General Counsel; copy to Seacastle Inc., at 211 College Road East, Princeton, NJ 08540, Attention: General Counsel, or in each case at such other place as such person shall have designated by notice as herein provided to Executive.

5.             Specific Performance.  Due to the fact that damages to the Company and its affiliates will be difficult to ascertain and remedies at law to the Company and its affiliates will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by either party hereto, the other party shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

6.             Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

7.             Section 280G.  Notwithstanding anything in this Agreement or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change of Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first.

8.             Miscellaneous.

(a)           The Executive acknowledges and agrees that nothing herein, including the provisions of Section 1 of this Agreement, shall be deemed to create any implication concerning the adequacy of the Executive’s services to the Company or any of its affiliates.

(b)           This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and the Executive.  This Agreement supersedes the terms and provisions of the Original Agreement to the extent relating to the subject matter hereof, which terms and provisions shall be of no further force or effect as of the Effective Date, and any prior agreements or understandings between the parties with respect to the subject matter hereto.  The Executive represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(c)           No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(d)           Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, and their respective successors and assigns and the Executive and the Executive’s heirs, personal representatives, successors and assigns.  Except as specified herein, this Agreement shall not be assignable.

(e)           Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(f)            Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(g)           The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(h)           Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.  Words herein of any gender are deemed to include each other gender.

(i)            This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(j)            The Executive agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in the Executive’s possession or control arising out of his employment in a reasonable time, place and manner.

(k)           All payments pursuant to this Agreement shall be subject to regular withholding and deductions for taxes.  Executive shall pay the applicable entity promptly upon request an amount equal to the taxes the Company determines it is required to withhold.  Except as otherwise permitted by the Board, the Executive shall make such payment in cash.

(l)            The Executive hereby irrevocably consents and agrees that any legal action, suit or proceeding against him with respect to his obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, the Executive, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Executive’s address set forth in this Agreement.

(m)          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(n)           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the first date written above.

SEACUBE CONTAINER LEASING LTD.

By:	/s/ Lisa D. Leach
	Name:	Lisa D. Leach
	Title:	Vice President & General Counsel

CONTAINER LEASING INTERNATIONAL, LLC

By:	/s/ Lisa D. Leach
	Name:	Lisa D. Leach
	Title:	Vice President & General Counsel

/s/ Joseph Kwok
JOSEPH KWOK